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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                             SALTON, INC. ANNOUNCES
                           NYSE NON-COMPLIANCE NOTICE

         LAKE FOREST, ILLINOIS (May 23, 2006) -- Salton, Inc. (NYSE:SFP) today announced that it has been notified by the New York Stock Exchange (NYSE) that it is not in compliance with the NYSE's continued listing standards. Salton is considered "below criteria" by the NYSE because over a consecutive 30 day trading period, its total market capitalization and its shareholders' equity were each less than $75 million.

         In accordance with the continued listing criteria set forth by the NYSE, the Company intends to present a plan to the NYSE within the 45 day required timeframe demonstrating how it intends to comply with the continued listing standards.

ABOUT SALTON, INC.

         Salton, Inc. is a leading designer, marketer and distributor of branded, high quality small appliances, electronics, home decor and personal care products. Its product mix includes a broad range of small kitchen and home appliances, electronics for the home, time products, lighting products, picture frames and personal care and wellness products. The Company sells its products under a portfolio of well recognized brand names such as Salton(R), George Foreman(R), Westinghouse(TM), Toastmaster(R), Melitta(R), Russell Hobbs(R), Farberware(R), INgraham(R) and Stiffel(R). It believes its strong market position results from its well-known brand names, high quality and innovative products, strong relationships with its customer base and its focused outsourcing strategy.

         Certain matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include: Salton's ability to realize the benefits it expects from its U.S. restructuring plan; Salton's substantial indebtedness and restrictive covenants in Salton's debt instruments; Salton's ability to access the capital markets on attractive terms or at all; Salton's relationship and contractual arrangements with key customers, suppliers and licensors; pending legal proceedings; cancellation or reduction of orders; the timely development, introduction and customer acceptance of Salton's products; dependence on foreign suppliers and supply and manufacturing constraints; competitive products and pricing; economic conditions and the retail environment; international business activities; the risks related to intellectual property rights; the risks relating to regulatory matters and other risks and uncertainties detailed from time to time in Salton's Securities and Exchange Commission Filings.